Exhibit 99.1
CONCHO RESOURCES INC. TO ACQUIRE OIL & GAS ASSETS
IN THE PERMIAN BASIN FOR $1.65 BILLION
MIDLAND, Texas, July 20, 2010 (Business Wire) – Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today announced that it has entered into a definitive agreement to acquire all the oil and gas assets of Marbob Energy Corporation and certain affiliated entities (collectively “Marbob”) for $1.65 billion in cash and Concho securities. Marbob is a privately-held exploration and production company with substantially all of its operations located in the Permian Basin of Southeast New Mexico, including a large acreage position contiguous to the Company’s core Yeso play on the Southeast New Mexico Shelf and a significant acreage position in the emerging Bone Spring play in Southeast New Mexico.
Highlights of the Marbob acquisition:
•	76 million barrels of oil equivalent (“MMBoe”) estimated proved reserves[1] (58% oil, 63% proved developed)

•	166 MMBoe estimated unproved reserves[1]

•	First quarter 2010 average net daily production of approximately 14,000 barrels of oil equivalent per day

•	Reserve to production ratio of 14.9 years

•	Approximately 2,300 identified drilling locations (350 of which are proved undeveloped) including approximately 1,300 in the Yeso play and approximately 1,000 in the Bone Spring play

•	Marbob is currently running 5 rigs, including 1 rig drilling Yeso wells on the Southeast New Mexico Shelf and 4 rigs drilling in the Bone Spring play

•	Marbob’s experienced technical and operational staff to be retained by Concho

[1]	Based on Concho’s internal estimates as of July 1, 2010 at a price of $80 per barrel of oil and $6 per mcf of natural gas
“We are pleased to announce the largest and most strategic acquisition in our Company’s history. This acquisition has been one of our highest priorities for the last three years. These assets are a perfect complement to our New Mexico Shelf position, and they double our Yeso drilling inventory. In addition, Marbob’s Bone Spring acreage, when coupled with our existing acreage, gives the Company over 100,000 net acres in one of the most exciting emerging plays in the industry today and adds a significant new area of growth to the Company’s portfolio. After closing, we plan to increase the activity level and rig count on these acquired properties, which should result in significant production growth over the next several years. Going forward Concho will be a bigger version of today’s company, with a large, high rate of return, high margin drilling inventory that will be complemented by the Bone Spring play, ” commented Timothy A. Leach, Concho’s Chairman, CEO and President.
Concho intends to finance this transaction with a combination of equity and debt. Total consideration paid to Marbob at closing will consist of $1.45 billion in cash, 1.1 million shares of Concho common stock valued at $50 million in the aggregate and a $150 million 8% senior unsecured note issued to Marbob due in 2018. Additionally, Concho has received underwritten commitments from affiliates of J.P. Morgan Chase Bank, N.A. and Bank of America, N.A. to expand the size of its existing revolving credit facility from $1.2 billion to $2.0 billion as part of the financing for the acquisition. Finally, in addition to the securities issued to the seller, Concho has entered into an agreement with certain purchasers to sell 6.6 million shares of common stock for $300 million in a private placement transaction. The private placement is expected to close on the date of the closing of the Marbob acquisition, subject to the satisfaction of customary closing conditions and the satisfaction of certain conditions related to the Marbob acquisition. In conjunction with this transaction, Concho plans to enter into derivative contracts for a significant portion of the proved developed producing reserves estimated to be produced by the acquired assets in the years 2011 through 2015. In July, the Company has entered into new crude oil swaps on 5.6 million barrels of oil at a price of approximately $82.50 per barrel for the years 2011 through 2015 (see the updated hedge schedule at the end of this press release).
BofA Merrill Lynch provided advisory services to the Company and acted as the exclusive placement agent in connection with the private placement of Concho common stock, and Vinson & Elkins LLP represented the Company in connection with the transaction and the related financings.
Concho’s Board of Directors has approved this transaction, which is expected to close on or before November 30, 2010, and is subject to certain preferential rights to purchase, due diligence, customary purchase price adjustments and other customary closing conditions.
Financial and Operational Guidance

Impact of
		Acquisition on 2010	Impact of
	Concho Stand-Alone	Results (November	Acquisition on 2011
	2010	and December only)	Results

Oil equivalent (MMBoe)	13.7 - 14.1	0.8 - 0.9	6.0 - 6.2
Oil (MMBbls)	9.1 - 9 .4	0.4 - 0.5	3.2 - 3.3
Natural gas (Bcf)	27.6 - 28.2	2.4 - 2.5	16.8 - 17.4

Price differentials to NYMEX:
(excluding the effects of hedging)
Oil (Bbl)	93 - 95%	93 - 95%	93 - 95%
Natural gas (Mcf)	105 - 120%	105 - 120%	105 - 120%

Operating costs and expenses:
Lease operating expense
Direct lease operating expense ($/Bbl)	$5.75 - $6.25	$6.00 - $6.25	$6.00 - $6.25
Oil & natural gas taxes (% of oil and natural gas revenue)	8.00%	8.00%	8.00%

Recurring cash G&A expense ($/Bbl)	$3.40 - $3.60	$2.50 - $3.00	$2.50 - $3.00

Exploration, abandonments and G&G ($/Bbl)	$1.90 - $2.10	$1.90 - $2.10	$1.90 - $2.10

Capital expenditures ($ in millions)	Approximately $625	Approximately $50	Approximately $450
Conference Call Information
The Company will host a conference call to discuss the transaction with analysts, investors and other interested parties on Tuesday, July 20, 2010 at 3:00 p.m. Central Time. Participants may listen to the conference call via the Company’s website at http://www.conchoresources.com or by dialing (866) 202-4367 (passcode: 61792074). A replay of the conference call will be available on the Company’s website or by dialing (888) 286-8010 (passcode: 43841661).

Forward-Looking Statements and Cautionary Statements
The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future financial position, liquidity, operations, performance, business strategy, returns, capital expenditure budgets, oil and natural gas reserves, number of identified drilling locations, levels of production, drilling program, derivative activities, costs and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s 10-K filed with the Securities and Exchange Commission (“SEC”) on February 26, 2010 and risks relating to sustained or further declines in the prices we receive for our oil and natural gas; uncertainties about the estimated quantities of oil and natural gas reserves; uncertainty regarding the exercise of preferential purchase rights on assets to be acquired in the Marbob acquisition; risks related to the integration of the Marbob assets and employees with our operations; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; drilling and operating risks; the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity under our credit facility; difficult and adverse conditions in the domestic and global capital and credit markets; risks related to the concentration of our operations in the Permian Basin of Southeast New Mexico and West Texas; potential financial losses or earnings reductions from our commodity price risk management program; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; risks and liabilities associated with acquired properties or businesses; uncertainties about our ability to successfully execute our business and financial plans and strategies; uncertainties about our ability to replace reserves and economically develop our current reserves; general economic and business conditions, either internationally or domestically or in the jurisdictions in which we operate; competition in the oil and natural gas industry; uncertainty concerning our assumed or possible future results of operations; our existing indebtedness; and other important factors that could cause actual results to differ materially from those projected.

In its filings with the Securities and Exchange Commission, Concho is permitted to disclose only proved reserves that it has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. In addition, proved reserves estimated for the Marbob acquisition are internal estimates based on a price of $80.00 per barrel of oil and $6.00 per Mcf of natural gas held flat over the life of the reserves, and are not determined in accordance with SEC rules. Accordingly, proved reserves actually booked for the Marbob acquisition in the Company’s SEC filings may be lower than internal estimates included in this press release.
Concho uses certain terms in this press release, such as “unproved” in relation to reserves that the SEC’s guidelines strictly prohibit it from including in filings with the SEC. These estimates are subject to substantially greater risk of the Company not actually realizing them and such estimates may change significantly as development of the Company’s oil and natural gas assets provide additional data. Investors are urged to closely consider Concho’s disclosure of its proved reserves, along with certain risks and uncertainties inherent in its business, set forth in its filings with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Concho Resources Inc.
Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company’s operations are focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of emerging plays. For more information, visit Concho’s website at www.conchoresources.com.

Concho Resources Inc.
Commodity Derivatives Information at July 19, 2010
Unaudited
The table below provides the volumes and related data associated with our oil and natural gas derivatives at July 19, 2010.

	Second	Third	Fourth
	Quarter	Quarter	Quarter	Total 2010	2011	2012-15
Oil Swaps
Volume (Bbl)	1,817,936	1,817,936	1,651,936	5,287,808	6,374,746	7,305,000
NYMEX price (Bbl) (a)	$75.77	$76.78	$76.43	$76.32	$81.74	$89.01

Natural Gas Swaps
Volume (MMBtu)	2,647,000	2,427,000	2,258,000	7,332,000	10,776,000	300,000
NYMEX price (MMBtu) (b)	$6.03	$6.03	$6.03	$6.03	$6.58	$6.54

Natural Gas Collars
Volume (MMBtu)	1,500,000	1,500,000	1,500,000	4,500,000	1,500,000	—
NYMEX price (MMBtu) (b)
Ceiling	$5.75	$5.75	$6.80	$6.10	$6.80	—
Floor	$5.25	$5.25	$6.00	$5.50	$6.00	—

Natural Gas Basis Swaps
Volume (MMBtu)	2,100,000	2,100,000	2,100,000	6,300,000	7,200,000	—
Price differential ($/MMBtu) (c)	$0.85	$0.85	$0.85	$0.85	$0.79	—

(a)	The index prices for the oil swap contracts are based on the NYMEX-West Texas Intermediate monthly average futures prices.

(b)	The index prices for the natural gas swap and collar contracts are based on the NYMEX-Henry Hub last trading day of the month futures prices.

(c)	The basis differential between the El Paso Permian delivery point and NYMEX-Henry Hub delivery point.
Contact:
Concho Resources Inc.
Jack Harper (432) 683-7443
Vice President – Capital Markets and Business Development